Exhibit 99.2

AUTODESK, INC. (ADSK)
FISCAL FOURTH QUARTER 2010 EARNINGS ANNOUNCEMENT
February 23, 2010
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks in combination with its press release to its investor Website.  These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 23, 2010 at 2:00 pm PST (5:00 pm EST) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s Website at www.autodesk.com/investor.  A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Fourth Quarter Fiscal 2010 Overview
Fiscal 2010 was a challenging year by all accounts.  Nevertheless, we finished the year with better than anticipated revenue and profitability in the fourth quarter.  Our results were driven by a sequentially improving demand environment, continued competitive displacements, and cost containment.

•	Revenue was $456 million, an increase of 9 percent sequentially, and a decrease of 7 percent as compared to the fourth quarter of fiscal 2009.
•	GAAP operating expenses in the fourth quarter increased 3 percent sequentially, consistent with normal seasonality, and decreased 38 percent compared to the fourth quarter last year.
•	Non-GAAP operating expenses in the fourth quarter increased by 8 percent sequentially, consistent with normal seasonality, and decreased 11 percent compared to the fourth quarter last year.
•
GAAP diluted earnings per share were $0.21, compared to GAAP diluted earnings per share of $0.13 in the third quarter of fiscal 2010, and a GAAP diluted loss per share of $0.47 in the fourth quarter of fiscal 2009.

•
Non-GAAP diluted earnings per share were $0.30, compared to non-GAAP diluted earnings per share of $0.27 in the third quarter of fiscal 2010, and non-GAAP diluted earnings per share of $0.31 in the fourth quarter of fiscal 2009.

Solid sequential growth from most of our top products helped drive revenue in the fourth quarter.  Large deals greater than one million dollars also had strong performance in the quarter. These large transactions were driven in part by pent-up demand and end of year budget spending.  In addition to broadening our customer base, our channel partners and sales teams are focused on deeper account penetration of our significant global installed base.  In the fourth quarter we had notable success stories including the growth of our data management product, Autodesk Vault Manufacturing.

In addition to better than anticipated revenue and profitability there were other positive data points in the fourth quarter.  Revenue from commercial new seat licenses increased for the second consecutive quarter, growing 14 percent sequentially, with the strongest increases in AutoCAD and our Inventor family of products.  Growth in revenue from commercial new seat licenses is a key element to the long-term growth of Autodesk.

We grew revenue sequentially in all product types: 2D horizontal, 2D vertical, and 3D model-based design solutions.  Our 2D vertical products were key contributors to the sequential growth with strong increases in all products in this category.

Revenue from our 3D model-based design solutions grew in double digits sequentially.  We believe that continued adoption of 3D model-based design solutions will also be a key long-term growth driver for Autodesk.

Revenue from emerging economies also posted solid sequential growth.  We view emerging economies  as another key long-term growth driver as our design, engineering and manufacturing solutions are ideally suited to help these countries build out their infrastructure to meet growing population, urbanization, and industrial demands.

For more than a year, Autodesk has been keenly focused on reducing operating expenses and increasing overall efficiency.  Fourth quarter GAAP operating expenses increased 3 percent sequentially and decreased 38 percent compared to the fourth quarter last year.  Non-GAAP operating expenses in the fourth quarter increased by 8 percent sequentially, consistent with normal seasonality, and decreased 11 percent compared to the fourth quarter last year.

GAAP total spend (GAAP cost of revenue plus GAAP operating expenses) decreased by $423 million, or 20 percent in fiscal 2010 compared to fiscal 2009.  We achieved a $312 million reduction in non-GAAP total spend (non-GAAP cost of revenue plus non-GAAP operating expenses) in fiscal 2010 compared to fiscal 2009, significantly exceeding our initial goal of $250 million and slightly exceeding our final goal.  While the magnitude of the savings is significant, we also continued to invest throughout the year in areas important to the future success of Autodesk.

Going forward, we will continue to make the essential investments in Autodesk to ensure long term growth.  At the same time, in the spirit of continuous improvement, we will continue to seek to optimally align our investments to improve our growth, productivity, cost structure and operational excellence.  These actions are focused on increasing productivity across the organization and optimizing our investments.

Cash flow was another positive data point for the quarter.  Cash flow from operations in the fourth quarter was $126 million, an increase of 169 percent sequentially and 45 percent compared to the fourth quarter last year.  Sequentially, cash flow was positively impacted by higher net income and an increase in deferred revenue.  At the end of the fourth quarter, the company’s cash and investments balance exceeded $1.1 billion with no outstanding debt.

Autodesk’s commitment to research and development has resulted in an unmatched portfolio of design, engineering, and entertainment software solutions.  This combined with a strong balance sheet, outstanding employees, and an unparalleled channel, positions Autodesk for strong future growth.

Revenue Analysis

(in millions)	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010	FY 2010
Total net revenue	$490	$426	$415	$417	$456	$1,714
License and other revenue	$310	$244	$231	$236	$270	$981
Maintenance revenue	$180	$182	$184	$181	$186	$733

Total net revenue for the fourth quarter was $456 million, a 9 percent increase sequentially and a decrease of 7 percent as compared to the fourth quarter of fiscal 2009.  At constant currency, revenue for the fourth quarter increased 8 percent sequentially and decreased 11 percent as compared to the fourth quarter of fiscal 2009.

License and other revenue was $270 million, an increase of 14 percent sequentially, and a decrease of 13 percent compared to the fourth quarter last year.

Maintenance revenue was $186 million, an increase of 3 percent sequentially and 4 percent compared to the fourth quarter last year.

Maintenance billings hit a record high in the fourth quarter, increasing 47 percent sequentially and 4 percent year-over-year.  The significant sequential increase reflects normal seasonality as well as an increase in maintenance renewal rates.

Revenue by Geography

	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010	FY 2010
EMEA	$219	$167	$157	$159	$188	$671
Americas	$172	$163	$159	$164	$168	$655
Asia Pacific	$99	$96	$99	$94	$100	$388
Emerging Economies	$80	$59	$63	$62	$73	$257
Emerging as a percentage of Total Revenue	16%	14%	15%	15%	16%	15%

EMEA revenue increased sequentially for the second consecutive quarter growing 18 percent as reported, and 15 percent at constant currency.  EMEA revenue grew sequentially in all major countries.  EMEA revenue declined 14 percent year-over-year as reported and 22 percent at constant currency.

Revenue in the Americas increased 3 percent sequentially and declined 2 percent compared to the fourth quarter last year.  Revenue in the U.S., Canada, and Mexico grew sequentially.  In addition, transactions greater than $1 million were strong in the Americas, particularly in the AEC segment.

Revenue from Asia Pacific increased 6 percent sequentially as reported and 4 percent at constant currency.  Compared to the fourth quarter of last year, revenue from Asia Pacific increased 1 percent as reported and decreased 4 percent at constant currency.

Revenue from emerging economies increased 18 percent sequentially as reported and decreased 8 percent compared to the fourth quarter of fiscal 2009.  At constant currency, revenue from emerging economies increased 16 percent sequentially and decreased 12 percent compared to the fourth quarter of fiscal 2009.  Performance of emerging economies was driven by significant sequential increases in China, Russia, and Mexico.  Revenue from emerging economies represented 16 percent of total revenue in the quarter.

Revenue by Product Type

3D Products as a % of Total Revenue	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010	FY 2010
3D Model-Based Design Solutions Revenue %	29%	29%	29%	29%	29%	29%

Revenue from our 3D model-based design solutions was $134 million, an increase of 10 percent sequentially and a decline of 7 percent compared to fourth quarter last year.  We experienced sequential growth in almost all of our 3D products led by Inventor and Revit.

Our 2D horizontal products grew 9 percent sequentially, and decreased 9 percent compared to the fourth quarter last year.  2D vertical products grew the strongest sequentially with an increase of 23 percent.  2D vertical products decreased 7 percent compared to the fourth quarter last year.  Combined revenue from 2D horizontal and 2D vertical products was $213 million, an increase of 13 percent sequentially and a decrease of 8 percent compared to the fourth quarter of fiscal 2009.

Revenue by Business Segment

Revenue by Segment (in millions)	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010	FY 2010
Platform Solutons and Emerging Business	$172	$156	$150	$154	$165	$624
Architecture, Engineering and Construction	$146	$128	$123	$125	$137	$514
Manufacturing	$115	$94	$95	$90	$108	$387
Media and Entertainment	$53	$48	$47	$48	$46	$189
Other	$4	$-	$-	$-	$-	$-

Revenue from our Platform Solutions and Emerging Business segment increased 7 percent sequentially to $165 million.  Platform Solutions decreased 4 percent compared to the fourth quarter last year.

Revenue from our AEC segment increased 10 percent sequentially to $137 million and decreased 6 percent compared to the fourth quarter last year.  Sequential growth was led by AutoCAD Architecture.  Revenue from our Revit family of products increased 11 percent sequentially and decreased 8 percent compared to the fourth quarter last year.

Revenue from our Manufacturing segment was $108 million, an increase of 20 percent sequentially and a decline of 6 percent compared to the fourth quarter last year.  Revenue from the Inventor family of products increased 15 percent sequentially and decreased 6 percent compared to the fourth quarter last year.

Revenue from our Media and Entertainment segment was $46 million, a 4 percent decrease sequentially and 12 percent decrease compared to the fourth quarter last year.  Revenue from animation products decreased 6 percent sequentially and was flat compared to the fourth quarter last year.  Revenue from Advanced Systems increased 3 percent sequentially and declined 31 percent compared to the fourth quarter last year.

Margins and EPS Review

Gross Margin	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010	FY 2010
Gross Margin - GAAP	90%	88%	88%	89%	90%	89%
Gross Margin - Non-GAAP	92%	90%	90%	92%	92%	91%

Operating Expenses (in millions)	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010	FY 2010
Operating Expenses - GAAP	$575	$393	$362	$346	$356	$1,456
Operating Expenses - Non-GAAP	$372	$327	$308	$305	$331	$1,271

Earnings Per Share	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010	FY 2010
Diluted Net Income (Loss) Per Share - GAAP	$(0.47)	$(0.14)	$0.05	$0.13	$0.21	$0.25
Diluted Net Income Per Share - Non-GAAP	$0.31	$0.18	$0.24	$0.27	$0.30	$0.99

GAAP gross margin in the fourth quarter was 90 percent.  Non-GAAP gross margin in the fourth quarter was 92 percent.

GAAP operating margin was 12 percent, an increase of 6 percentage points on a sequential basis and 39 percentage points compared to the fourth quarter last year, driven primarily by sequentially lower stock-based compensation expenses and reduced impairment and restructuring costs compared to the fourth quarter last year.  Non-GAAP operating margin was 20 percent, an increase of 2 percentage points sequentially and 4 percentage points compared to the fourth quarter last year.

The fourth quarter effective tax rate was 15 percent for our GAAP results and 24 percent for our non-GAAP results.  The effective tax rate includes a one-time tax benefit of $3.7 million for our GAAP results.

Earnings per diluted share for the fourth quarter were $0.21 GAAP and $0.30 non-GAAP.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Foreign Exchange Impact

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign Currencies Compared to Comparable Prior Year Period (in millions)	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010	FY 2010
FX Impact on Total Net Revenue	$(19)	$(31)	$(24)	$(4)	$22	$(36)
FX Impact on Operating Expenses	$17	$22	$14	$2	$(10)	$28
FX Impact on Operating Income (Loss)	$(2)	$(9)	$(10)	$(2)	$12	$(8)

Compared to the third quarter, the foreign currency impact was $7 million favorable on revenue and $2 million unfavorable on expenses.

Compared to the fourth quarter of last year, the impact of foreign currency exchange rates in the fourth quarter was $22 million favorable on revenue and $10 million unfavorable on expenses.

Balance Sheet Items and Cash Review

Financial Statistics (in millions)	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010
Total Cash and Marketable Securities	$989	$966	$1,029	$1,054	$1,126
Days Sales Outstanding	59	49	49	47	55
Capital Expenditures	$19	$14	$11	$6	$9
Cash Flow from Operating Activities	$86	$27	$47	$47	$126
Depreciation and Amortization	$27	$27	$28	$29	$27
Deferred Revenue	$552	$534	$502	$470	$517

Total cash and investments at the end of the fourth quarter was over $1.1 billion, or approximately $4.92 in cash per share of common stock outstanding.

During the fourth quarter Autodesk used $24 million to repurchase approximately 1.0 million shares of common stock at an average price of $23.75 per share.  In fiscal 2010 Autodesk used $63 million to repurchase approximately 2.7 million shares of common stock at an average price of $23.63 per share.

Cash flow from operating activities during the fourth quarter was $126 million, an increase of 169 percent sequentially and 45 percent compared to the fourth quarter last year.

Shippable backlog at the end of the fourth quarter increased by $14 million sequentially to $26 million.

Deferred revenue was $517 million, a 10 percent increase sequentially and a decline of 6 percent compared to the fourth quarter last year.  The sequential increase is primarily due to the significant increase in maintenance billings.

Total backlog at the end of the fourth quarter, including deferred revenue and shippable backlog orders was $543 million, a decrease of $27 million compared to the fourth quarter of last year.

Channel inventory at the end of the fourth quarter declined sequentially in weeks and in dollars.  At the end of the fourth quarter, channel inventory was less than three weeks.

DSO was 55 days in the fourth quarter, an increase sequentially due to seasonality of maintenance billings, however lower than the fourth quarter last year.

Business Outlook

Our guidance is based on our current expectations and the information we have available today, including currency exchange rates.

First Quarter Fiscal 2011

1Q FY11 Guidance Metrics	1Q FY11 (ending April 30, 2010)
Revenue (in millions)	$420 to $440
EPS - GAAP	$0.02 to $0.07
EPS - Non-GAAP	$0.18 to $0.23

First quarter outlook assumes an effective tax rate of 27 percent.  The increase in the tax rate from fiscal 2010 is primarily due to expiration of the research and development tax credit. Non-GAAP earnings per diluted share exclude $0.08 related to stock-based compensation expense, $0.05 for amortization of acquisition related intangibles, and $0.03 for restructuring related charges.

Autodesk is not providing specific revenue or EPS guidance for fiscal 2011 at this time.  However, GAAP operating margin for the full year fiscal 2011 is expected to increase significantly compared to fiscal 2010.  Autodesk continues to anticipate modest improvement in non-GAAP operating margin for full year fiscal 2011 compared to fiscal 2010.

For fiscal 2011, non-GAAP operating margin excludes stock-based compensation expense, amortization of acquisition related intangibles, and restructuring related charges.

Safe Harbor Statement
These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook”, statements regarding anticipated market, economic, maintenance billings, and revenue trends, cost savings, operational and efficiency  investments, revenue performance (including by geography and product), market and product positions and other statements regarding our expected strategies, performance and results.  Other factors that could cause actual results to differ materially include the following:  general market, economic and business conditions, our performance in particular geographies, including emerging economies, the financial and business condition of our reseller and distribution channels, fluctuation in foreign currency exchange rates, failure to achieve and maintain planned cost reductions and productivity increases, slowing momentum in maintenance revenues, failure to achieve sufficient sell-through in our channels for new or existing products, pricing pressure, failure to achieve continued migration from 2D products to 3D products, difficulties encountered in integrating new or acquired businesses and technologies, the inability to identify and realize the anticipated benefits of acquisitions, unexpected fluctuations in our tax rate, the timing and degree of expected investments in growth and efficiency opportunities, changes in the timing of product releases and retirements, failure of key new applications to achieve anticipated levels of customer acceptance, failure to achieve continued success in technology advancements, interruptions or terminations in the business of Autodesk consultants, and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk’s reports on Form 10-K for the year ended January 31, 2009 and Forms 10-Q for the quarters ended April 30, 2009, July 31, 2009 and October 31, 2009, which are on file with the U.S. Securities and Exchange Commission.  Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

© 2010 Autodesk, Inc. All rights reserved.

# # #

Other Supplemental Financial Information*
Fiscal Year 2010	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2010
Financial Statistics ($ in millions, except per share data):
Total net revenue	$426	$415	$417	$456	$1,714
License and other revenue	$244	$231	$236	$270	$981
Maintenance revenue	$182	$184	$181	$186	$733

GAAP Gross Margin	88%	88%	89%	90%	89%
Non-GAAP Gross Margin (1)(2)	90%	90%	92%	92%	91%

GAAP Operating Expenses	$393	$362	$346	$356	$1,456
GAAP Operating Margin	-5%	1%	6%	12%	4%
GAAP Net Income (Loss)	$(32)	$10	$30	$50	$58
GAAP Diluted Net Income (Loss) Per Share	$(0.14)	$0.05	$0.13	$0.21	$0.25

Non-GAAP Operating Expenses (1)(3)	$327	$308	$305	$331	$1,271
Non-GAAP Operating Margin (1)(4)	13%	16%	18%	20%	17%
Non-GAAP Net Income (1)(5)	$42	$57	$63	$70	$232
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.18	$0.24	$0.27	$0.30	$0.99

Total Cash and Marketable Securities	$966	$1,029	$1,054	$1,126	$1,126
Days Sales Outstanding	49	49	47	55	55
Capital Expenditures	$14	$11	$6	$9	$39
Cash from Operations	$27	$47	$47	$126	$247
GAAP Depreciation and Amortization	$27	$28	$29	$27	$111

Deferred Maintenance Revenue Balance	$469	$444	$420	$464	$464

Revenue by Geography (in millions):
Americas	$163	$159	$164	$168	$655
Europe	$167	$157	$159	$188	$671
Asia/Pacific	$96	$99	$94	$100	$388

Revenue by Segment (in millions):***
Platform Solutions and Emerging Business	$156	$150	$154	$165	$624
Architecture, Engineering and Construction	$128	$123	$125	$137	$514
Manufacturing	$94	$95	$90	$108	$387
Media and Entertainment	$48	$47	$48	$46	$189
Other	$-	$-	$-	$-	$-

Other Revenue Statistics:
% of Total Rev from AutoCAD and AutoCAD LT***	33%	31%	32%	31%	32%
% of Total Rev from 3D design products	29%	29%	29%	29%	29%
% of Total Rev from Emerging Economies	14%	15%	15%	16%	15%
Upgrade Revenue (in millions)	$43	$26	$26	$37	$133

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (in millions):
FX Impact on Total Net Revenue	$(31)	$(24)	$(4)	$22	$(36)
FX Impact on Total Operating Expenses	$22	$14	$2	$(10)	$28
FX Impact on Total Net Income (Loss)	$(9)	$(10)	$(2)	$12	$(8)

Gross Margin by Segment (in millions):***
Platform Solutions and Emerging Business	$146	$140	$147	$157	$590
Architecture, Engineering and Construction	$116	$110	$113	$125	$465
Manufacturing	$86	$88	$84	$101	$359
Media and Entertainment	$34	$36	$38	$37	$144
Unallocated amounts	$(9)	$(9)	$(10)	$(8)	$(36)

Common Stock Statistics:
GAAP Shares Outstanding	228,219,000	229,666,000	229,665,000	228,881,000	228,881,000
GAAP Fully Diluted Weighted Average Shares Outstanding	227,080,000	232,286,000	232,947,000	233,324,000	232,314,000
Shares Repurchased	-	-	1,673,000	1,002,000	2,675,000

Installed Base Statistics:
Maintenance Installed Base **	1,719,000	2,299,000	2,236,000	2,250,000	2,250,000

* Totals may not agree with the sum of the components due to rounding.
** The second quarter of fiscal 2010 maintenance installed base includes a one-time adjustment of 581,000 educational seats for users migrated to a standard educational maintenance plan. These users were not previously captured in our maintenance installed base.

*** In the third quarter of fiscal 2010, Autodesk changed its methodology for allocating certain revenue transactions, including gains and losses from foreign currency. The second quarter of fiscal 2010 amounts have been reclassified to conform to the current presentation. The change in methodology did not have a material effect on any other period.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP interest and other income, net, non-GAAP provision for income taxes and non-GAAP total spend savings.  These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, goodwill impairment, establishment of a valuation allowance on certain deferred tax assets and related income tax expenses.  See our reconciliation of GAAP financial measures to non-GAAP financial measures herein.  We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results.  These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance.  For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results.  In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States.  Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

(2) GAAP Gross Margin	88%	88%	89%	90%	89%
Stock-based compensation expense	0%	0%	0%	0%	0%
Amortization of developed technology	2%	2%	3%	2%	2%
Non-GAAP Gross Margin	90%	90%	92%	92%	91%

(3) GAAP Operating Expenses	$393	$362	$346	$356	$1,457
Stock-based compensation expense	(22)	(21)	(30)	(19)	(91)
Amortization of customer relationships and trademarks	(6)	(7)	(6)	(6)	(26)
Restructuring charges	(17)	(26)	(5)	-	(48)
Impairment of goodwill	(21)	-	-	-	(21)
Non-GAAP Operating Expenses	$327	$308	$305	$331	$1,271

(4) GAAP Operating Margin	-5%	1%	6%	12%	4%
Stock-based compensation expense	5%	5%	7%	4%	5%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of customer relationships and trademarks	2%	2%	2%	2%	2%
Restructuring charges	4%	6%	1%	0%	3%
Impairment of goodwill	5%	0%	0%	0%	1%
Non-GAAP Operating Margin	13%	16%	18%	20%	17%

(5) GAAP Net Income (Loss)	$(32)	$10	$30	$50	$58
Stock-based compensation expense	23	21	30	19	93
Amortization of developed technology	8	8	9	8	33
Amortization of customer relationships and trademarks	6	7	6	6	26
Establishment of valuation allowance on deferred tax assets	21	-	-	-	21
Impairment of goodwill	21	-	-	-	21
Restructuring charges	17	26	5	-	48
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(22)	(16)	(17)	(13)	(68)
Non-GAAP Net Income	$42	$56	$63	$70	$232

(6) GAAP Diluted Net Income (Loss) Per Share	$(0.14)	$0.05	$0.13	$0.21	$0.25
Stock-based compensation expense	0.10	0.09	0.13	0.08	0.40
Amortization of developed technology	0.04	0.03	0.04	0.03	0.14
Amortization of customer relationships and trademarks	0.03	0.03	0.02	0.03	0.11
Establishment of valuation allowance on deferred tax assets	0.09	-	-	-	0.09
Impairment of goodwill	0.09	-	-	-	0.09
Restructuring charges	0.07	0.11	0.02	-	0.21
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(0.10)	(0.07)	(0.07)	(0.05)	(0.30)
Non-GAAP Diluted Net Income Per Share	$0.18	$0.24	$0.27	$0.30	$0.99

GAAP total spend savings +					$423
Stock-based compensation expense					3
Amortization of developed technology					10
Amortization of customer relationships and trademarks					3
In-process research and development					(27)
Impairment of goodwill and intangibles					(108)
Restructuring charges					8
Non-GAAP total spend savings +					$312

+ FY 2010 operating expenses and cost of revenue, less FY 2009 operating expenses and cost of revenue

Fiscal Year 2009	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2009
Financial Statistics ($ in millions, except per share data):
Total net revenue	$599	$620	$607	$490	$2,315
License and other revenue	$432	$440	$421	$310	$1,603
Maintenance revenue	$167	$180	$186	$180	$712

GAAP Gross Margin	90%	90%	91%	90%	91%
Non-GAAP Gross Margin (1)(2)	91%	91%	93%	92%	92%

GAAP Operating Expenses	$421	$441	$415	$575	$1,852
GAAP Operating Margin	20%	19%	23%	-27%	11%
GAAP Net Income (Loss)	$95	$90	$104	$(105)	$184
GAAP Diluted Net Income (Loss) Per Share	$0.41	$0.39	$0.45	$(0.47)	$0.80

Non-GAAP Operating Expenses (1)(3)	$394	$396	$385	$372	$1,546
Non-GAAP Operating Margin (1)(4)	25%	28%	29%	16%	25%
Non-GAAP Net Income (1)(5)	$117	$130	$130	$70	$448
Non-GAAP Diluted Net Income Per Share (1)(6)	$0.50	$0.56	$0.56	$0.31	$1.95

Total Cash and Marketable Securities	$950	$970	$941	$989	$989
Days Sales Outstanding	51	48	44	59	59
Capital Expenditures	$14	$26	$19	$19	$78
Cash from Operations	$185	$215	$107	$86	$594
GAAP Depreciation and Amortization	$17	$22	$25	$27	$92

Deferred Maintenance Revenue Balance	$474	$488	$433	$475	$475

Revenue by Geography (in millions):
Americas	$191	$203	$216	$172	$782
Europe	$259	$267	$258	$219	$1,003
Asia/Pacific	$149	$150	$133	$99	$530

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$253	$237	$239	$172	$901
Architecture, Engineering and Construction	$155	$176	$164	$146	$641
Manufacturing	$119	$131	$124	$115	$489
Media and Entertainment	$67	$69	$73	$53	$262
Other	$5	$6	$7	$4	$22

Other Revenue Statistics:
% of Total Rev from AutoCAD and AutoCAD LT	41%	35%	35%	32%	36%
% of Total Rev from 3D design products	24%	26%	27%	29%	27%
% of Total Rev from Emerging Economies	17%	18%	19%	16%	18%
Upgrade Revenue (in millions)	$61	$58	$41	$34	$194

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (in millions):
FX Impact on Total Net Revenue	$41	$42	$18	$(19)	$82
FX Impact on Total Operating Expenses	$(14)	$(11)	$(3)	$17	$(11)
FX Impact on Total Net Income (Loss)	$27	$31	$15	$(2)	$71

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$240	$226	$231	$164	$861
Architecture, Engineering and Construction	$143	$162	$152	$135	$592
Manufacturing	$110	$122	$117	$108	$457
Media and Entertainment	$49	$52	$57	$40	$198
Unallocated amounts	$(1)	$(2)	$(3)	$(6)	$(12)

Common Stock Statistics:
GAAP Shares Outstanding	223,616,000	224,528,000	226,248,000	226,354,000	226,354,000
GAAP Fully Diluted Weighted Average Shares Outstanding	232,607,000	231,078,000	230,364,000	226,299,000	230,068,000
Shares Repurchased	8,001,000	-	-	-	8,001,000

Installed Base Statistics:
Maintenance Installed Base	1,587,000	1,644,000	1,696,000	1,704,000	1,704,000

Note: Totals may not agree with the sum of the components due to rounding.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP interest and other income, net and non-GAAP provision for income taxes. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, employee tax reimbursements related to our stock option review, in-process research and development expenses, restructuring charges, amortization of purchased intangibles, asset impairment and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

(2) GAAP Gross Margin	90%	90%	91%	90%	91%
Stock-based compensation expense	0%	0%	0%	0%	0%
Amortization of developed technology	1%	1%	2%	2%	1%
Non-GAAP Gross Margin	91%	91%	93%	92%	92%

(3) GAAP Operating Expenses	$421	$441	$415	$575	$1,852
Stock-based compensation expense	(24)	(22)	(21)	(18)	(87)
Amortization of customer relationships and trademarks	(3)	(6)	(7)	(7)	(24)
In-process research and development	-	(17)	(1)	(9)	(27)
Restructuring charges	-	-	-	(40)	(40)
Impairment of goodwill and intangibles	-	-	-	(129)	(129)
Non-GAAP Operating Expenses	$394	$396	$385	$372	$1,546

(4) GAAP Operating Margin	20%	19%	23%	-27%	11%
Stock-based compensation expense	4%	4%	4%	4%	4%
Amortization of developed technology	1%	1%	1%	2%	1%
Amortization of customer relationships and trademarks	0%	1%	1%	1%	1%
In-process research and development	0%	3%	0%	2%	1%
Restructuring charges	0%	0%	0%	8%	2%
Impairment of goodwill and intangibles	0%	0%	0%	26%	6%
Non-GAAP Operating Margin	25%	28%	29%	16%	25%

(5) GAAP Net Income (Loss)	$95	$90	$104	$(105)	$184
Stock-based compensation expense	25	23	23	19	90
Amortization of developed technology	4	5	6	8	23
Amortization of customer relationships and trademarks	3	6	7	7	24
In-process research and development	-	17	1	9	27
Impairment of goodwill and intangibles	-	-	-	129	129
Restructuring charges	-	-	-	40	40
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(9)	(11)	(12)	(36)	(68)
Non-GAAP Net Income	$117	$130	$130	$70	$448

(6) GAAP Diluted Net Income (Loss) Per Share	$0.41	$0.39	$0.45	$(0.47)	$0.80
Stock-based compensation expense	0.11	0.10	0.10	0.08	0.39
Amortization of developed technology	0.01	0.02	0.03	0.04	0.10
Amortization of customer relationships and trademarks	0.01	0.03	0.03	0.03	0.10
In-process research and development	-	0.07	-	0.04	0.12
Impairment of goodwill and intangibles	-	-	-	0.56	0.56
Restructuring charges	-	-	-	0.18	0.18
Income tax effect on difference between GAAP and non-GAAP total costs and expenses at a normalized rate	(0.04)	(0.05)	(0.05)	(0.15)	(0.30)
Non-GAAP Diluted Net Income Per Share	$0.50	$0.56	$0.56	$0.31	$1.95